FOR IMMEDIATE RELEASE                                                                                   EXHIBIT 99

Contact: Investor Inquiries     (505) 468-2341
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SUN HEALTHCARE GROUP, INC. ANNOUNCES
MAJOR LEASE RESTRUCTURING INITIATIVE

     Irvine, Calif. (Feb. 7, 2003) - (OTC.SUHG.OB) Sun Healthcare Group, Inc. today announced that it has opened dialogue with many of its landlords concerning the portfolio of properties leased to Sun and various of its consolidated subsidiaries (collectively, the "Company"). The Company is seeking a rent moratorium and/or rent concessions with respect to certain of its facilities and is seeking to transition its operations of certain facilities to new operators while retaining others. As the Company said in its January 15, 2003 press release, adverse conditions in long-term care, including recent reductions in government support for long-term care givers, such as the failure of Congress to restore Medicare funding to the levels existing prior to October 1, 2002 and severe proposed cuts in Medicaid payments under numerous state budgets, have obliged Sun to make the hard decisions required to maintain quality patient care while reducing costs wherever possible.

     Richard K. Matros, Chairman and Chief Executive Officer of Sun Healthcare Group, Inc. stated, "We regret that the ongoing cuts in reimbursement have compelled us to transition away from the operation of certain of the Company's facilities. We hope to work with our landlords in a cooperative process. Such cooperation both avoids unnecessary expense and continues care without disruption to residents. Proceeding in that manner also will maintain the greatest possible economic value of each facility for the landlords. When we complete our restructuring of the lease portfolio, we anticipate that the Company will remain a significant provider of skilled nursing and other long-term care services. The Company's commitment to its employees and the patients entrusted to its care remains unchanged as our top priority."

     The Company has been encouraged by its preliminary discussions with some of its major landlords, although those discussions are still at a relatively early stage. The Company is hopeful that its landlords will be responsive and cooperative; however, no assurance can be given that negotiations will result in rent reductions and transition of leases sufficient for Sun to meet its ongoing funding requirements without further action. If landlords seek to assert leasehold or other damages and are successful in doing so, those damages will have a serious adverse impact upon the financial condition of the Company. Mr. Matros stated, "The Company remains firmly committed to the ongoing operation of a restructured portfolio, comprised of a significant number of our current facilities, allowing for ongoing profitability under the current operating environment."

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     As reported in the prior release, Sun and its subsidiaries continue to receive ongoing funding under its revolving loan agreement although the Company is in covenant default under that agreement.

     Headquartered in Irvine, California, Sun Healthcare Group, Inc. owns many of the country's leading healthcare providers. Through its wholly-owned SunBridge Healthcare Corporation subsidiary and its affiliated companies, Sun's affiliates together operate more than 235 long-term and postacute care facilities in 25 states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, pharmacy, home care and other ancillary services for the healthcare industry. More information is available on the Company's website at www.sunh.com.

     Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "hope," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: the ability of the Company to operate its facilities pursuant to the terms of its lease, debt and other obligations; adverse changes in pharmacy legislation and payment formulas; adverse changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; uncertainty about the Company's ability to generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2001, and other public filings made with the Securities and Exchange Commission.

     The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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